AGREEMENT
"NIGHT OF THE LIVING DEAD 3D"

This agreement (the "Agreement") is made and entered into as of August 23, 2006, by and between Lux Digital Pictures GmBH (individually and collectively, "Grantor") and Lions Gate Films Inc. ("LGF") with respect to that certain motion pictures presently entitled  "Night of the Living Dead 3D".

1.    Picture: The "Picture" shall mean that certain motion picture presently entitled "Night of the Living Dead 3D" and any and all versions thereof and all "bloopers", footage, trims and outtakes thereof (including, without limitation, the Director's Cut and the Final Cut and any and all versions of each of me foregoing, all versions rated by the Motion Picture Association of America and unrated versions of the Picture, "behind the scenes", "making of and any and all other documentary or short films concerning the Picture, and all footage, "bloopers", trims and out-takes of each of me foregoing), produced by, on behalf of or at Grantor's direction, in the year 2006, starring Briaima Brown, Joshua DesRoches, Johanna Black, Sid Harig and Greg Travis in the principal lead and supporting roles and directed by Jeff Broadstreet. Grantor shall only be required to Deliver such "behind the scenes", "making of and other documentary and short films concerning the Picture, and such footage, "bloopers" trims and outtakes of the Picture as are available, except as otherwise set forth in the Delivery Schedule with respect to Television Cover Shots.

2.    Territory: The 'Territory" shall mean and include each of the following: (a) United States of America (including but not limited to, Guam, Saipan, Midway Island, the Trust Territory Islands, the Caroline Islands, the Marshall Islands, the Virgin Islands, Puerto Rico and American Samoa) ("U.S."), its territories, possessions, trusteeships and commonwealths and all military bases, ships at sea, airlines and oil rigs flying the flag or serviced from of the U.S., (b) Bermuda and the Bahamas Islands.

3.     Rights Granted; Release Commitments:

a.     Rights Granted to LGF: Grantor hereby grants to LGF, on an exclusive basis, all jigjnis in and to the Picture and the underlying material with respect thereto, under copyright and otherwise, in all languages and in all media, whether now known or hereafter devised, including, without limitation, all Non-Theatrical, Home Video, Television, and ancillary and derivative rights in and to the Picture, by all methods of delivery, whether now know or hereafter devised, including without limitation, all Internet Delivery Mechanisms, all as such rights may be more specifically defined in Schedule "A", which is attached hereto and incorporated herein by Has reference (collectively, the "Rights*), but expressly excluding the Copyright, all rights in and to all sequels, prequels and remakes of the Picture, and the Theatrical, Merchandising, Soundtrack, Music Pubhshjng, Literary Pubtishing and Electronic Publishing Rights in and to the Picture (collectively, the "Reserved Rights'^) and all rights to all sequels, prequels and remakes of the Picture, regardless of form (e.g., theatrical, made for cable, episodic television, etc.). Without limiting me generality of the foregoing, the Rights granted to LGF hereunder shall include, without limitation, the exclusive right to market, advertise, promote and publicize the Picture in all media, whether now known or hereafter devised.

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b.    Grantor's Theatrical Release Commitment Grantor shall cause a theatrical release of the Picture in the Territory prior to LGF 8 initial Home Video Street Date of the Picture in the Territory and in no event later than November 10,2006. Such theatrical release shall occur on no fewer than three hundred fifty (350) screens in its initial release and shall have no fewer than five hundred (500) playdates. Without limiting the generality of the foregoing, Grantor shall spend no less than One Million Dollars ($1,000,000.00) in actual, direct, out-of-pocket, third party print and advertising costs in connection with such theatrical release.

c.     LGF Marketing: Subject to timely and complete Delivery (and LGFs acceptance) of the Picture, LGF shall cause a trailer of the Picture to appear on Video Devices of other motion pictures) distributed by LGF, the number and selection of which shall be determined by LGF in its sole discretion. LGF shall market the Picture in accordance with its good faith business judgment and standard business practices. Without limiting the generality of the foregoing, LGF shall meaningfully consult with Grantor with respect to the top sheet of the marketing budget for the initial Home Video release of the Picture in the Territory. Without limiting the generality of the foregoing, LGF shall consult with Grantor with respect to thelselection of the initial Home Video Street Date of the Picture in the Territory.

d.     Remakes. Prequels & Sequels: LGF shall have a right of first negotiation (for a period of thirty (30) days commencing on LGFs receipt of the Negotiation Elements), and a right of first refusal (with respect to offers that are equal to or less than one hundred fifty percent (150%) of LGFs best financial offer) for a period of thirty (30) days commencing on LGFs receipt of the material financial terms of any agreement which Grantor is prepared to accept, with respect to the distribution of each and every remake, prequel and sequel of the Picture, regardless of form (e.g., theatrical, made-for-cable, episodic television, etc.). LGFs first refusal rights shall revive and apply to each and every further offer which Grantor is prepared to accept and shall continue in full force and effect so long as Grantor retains any right, title or interest in and to the applicable rights. Without limiting the generality of the foregoing, LGFs first negotiation and first refusal rights shall revive and apply each and every time one of the Negotiation Elements (as mat term is defined below) changes in any material respect (unless the Negotiation Elements) change after an agreement with a third party has been executed, subj ect to any reversion of rights to Grantor, as in the case of a turnaround provision). As used herein, the term "Negotiation Elements" shall mean written notice from Grantor that includes all of the following: (a) a copy of the most recent draft of the script, (b) a list of principal cast and any and all other material attachments (e.g., writer, director and producer attachments, etc.), (c) a copy of the budget of such production, and (d) the most recent cut of such production.

e.     Reserved Rights Participation: Grantor represents and warrants to LGF that it has entered into agreements with third parties for the exploitation of each of the Reserved Rights, other man the remake, prequel and sequel rights in and to the Picture. One hundred percent (100%) of all monies received by or credited to the account of Grantor (or the parent of Grantor or a wholly owned subsidiary or a wholly owned affiliated entity of Grantor) from the eixploitation of the Reserved Rights (other than the remake, prequel and sequel rights in and to the Picture) shall be allocated and paid Eighty Percent (80%) to Grantor and Twenty Percent (20%) to LGF. LGF shall be copied on all reporting statements rendered to Grantor with respect to each of the Reserved Rights within five (5) business days of Grantor's receipt of such reporting statement. If Grantor self-distributes any of the Reserved Rights at any point during the Term, Grantor shall render accounting statements and payments to LGF under the same terms and conditions as LGF is required to render accounting statements and payments to Grantor pursuant to paragraph 12 below. LGF shall be entitled to the same audit rights as are accorded to Grantor pursuant to paragraph 13 below.

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4.    Term: The Term"offhis Agreement shall commence as of the date first written above and shall terminate Twenty-Five (25) years from complete Delivery of the Picture to LGF in accordance with the Delivery Schedule plus an additional six (6) month exclusive sell-off period Without limiting the generality of the foregoing, LGF shall have a right of first negotiation and a right oflast refusal with respect to any extensions of the Term hereof.

5.    Minimum Guarantee: None.

6.    Grantor's Participation; Distribution Fees:

a.    Grantor's Participation: From One Hundred Percent (100%) of all monies received by LGF on a non-refundable basis from the exploitation of the Picture in all media, LGF shall be entitled to deduct the following on a continuing basis and in the following order: (i) LGFs Distribution Fee for all media, and (ii) LGPs Distribution Expenses (as that term is defined hereinbelow) plus Interest. AH revenues remaining after the foregoing deductions shall be referred to herein as "AGR". Grantor shall be entitled to receive One Hundred Percent (100%) of the AGR. That portion of the AGR allocated to Grantor pursuant to this paragraph shall be referred to herein as "Grantor's Participation". LGF shall be entitled to cross-collateralize all revenues from all media for the purposes of recouping LGFs recoupable Distribution Expenses plus Interest

b.    LGFs "Distribution Fee" shall equal Twenty Percent (20%) of One Hundred Percent (100%) of all Gross Receipts received by LGF from the exploitation of the Picture in all media throughout the Territory.

c.     As used herein, "Distribution Expenses" shall mean, with respect to all rights granted to LGF hereunder, one hundred percent (100%) of the aggregate of all actual, direct, out-of-pocket, third patty costs expended or incurred by LGF in direct connection with the distribution and exploitation of the Picture throughout the Territory in all media, including, without limitation, all DLT Creation Costs, and all conversion, manufacturing, duplication, shipping, marketing, advertising, promotion and publicity costs, and all costs to complete Delivery of the Picture (to the extent (i) LGF elects to cure any failure of Grantor to complete Delivery of the Picture in accordance with the Delivery Schedule and/or (ii) LGF is required to take "access" to any Delivery Materials pursuant to the Delivery Schedule; and/or fiii) Grantor is not required to deliver such elements under the Delivery Schedule).

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7.     Delivery: Grantor shall Deliver, at Grantor's sole cost and expense, all Initial Delivery Materials (as that term is defined in the Delivery Schedule) to LGF on or before October 16, 2006 (the "Initial Delivery Date") and all Delivery Materials set forth in the Delivery Schedule mat are required to constitute complete Delivery on or before October 30,2006 (the "Complete Delivery Date"). The Initial Delivery Date and the Complete Delivery Date shall be individually and collectively referred to herein as the "Delivery Date". Without limitation to those requirements set forth in the Delivery Schedule, all documents required to be Delivered to LGF pursuant to the Delivery Schedule shall be Delivered in the English language. It is the essence of this Agreement that Grantor Deliver both the 3D version of the Picture as well as the 2D version of the Picture in accordance with the Defivery Schedule.

a     Running Time: The Picture shall be Delivered to I/jF have a running time of not less than eighty (80) minutes, nor more than one hundred ten (110) minutes, inclusive of main and end titles.

b.    Rating: The Picture shall be delivered to LGF having been judged to receive a rating by the M.P.A.A. that is no more restrictive man "R".

8.    Credits; Editing: LGF shall have the right to cut, edit, change or add to, delete from or revise the Picture, including the title, for M.P-A.A. rating purposes, to meet Television broadcaster standards, practices and timing requirements, to obtain distribution opportunities (e.g., the creation of an airline and/or ship version of the Picture, the creation of downloadable episodes (e.g., i-tunes downloads), and as required by law, court order, and in settlement of a dispute. Subject only to Grantor's third party contractual restrictions delivered to LGF, Grantor's credit, and/or any guild restrictions which Grantor has informed LGF are applicable to the Picture in writing prior to the execution of this Agreement, LGF may, in its sole discretion, determine and arrange the placing and size of credits including credits above the title and/or above the artwork tide. Without limiting the generality of the foregoing, LGF shall have the right to place its name and logo on all materials concerning the Picture, including, without limitation, in the main and end credits of the Picture (e.g., LGFs customary presentation credit), in the billing block, and on all advertising materials. It is the essence of this Agreement that Grantor Deliver written notice of all credit, name and likeness obligations and restrictions and all third party contractual approval and consultation rights to LGF in writing on or before the Initial Delivery Date. Without limiting the generality of the foregoing, in the event that a performer or other agreement containing a credit, name and/or likeness provision or approval or consultation right is unexecuted as of such Initial Defivery Date, then Grantor shall deliver the most recent draft of such agreement to LGF and LGF shall have the right to rely thereon. Without limiting the generality of the foregoing, in the event that a performer or other agreement obtaining a credit, name and/or likeness and/or approval or consultation provision is unexecuted as of the Initial Delivery Date, then any and all contractual credit, name and likeness obligations and restrictions and approval rights negotiated after such Delivery Date must be approved by LGF in writing prior to Grantor entering into any agreement with respect thereto. LGF shall not remove any credit or copyright notice appearing on screen as the Picture is Delivered to LGF except as follows: (1) to comply with a court order or the order of an arbitrator or mediator, (ii) as required in settlement of a dispute, or (iii) as required by law.

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        No casual or inadvertent failure by LGF or any third party to comply with any credit, name or likeness obligation or restriction, or to comply with any approval or consultation right, shall be deemed a breach of this Agreement, provided that LGF takes all commercially reasonable steps to cure such failure on a prospective basis commencing on LGFs receipt ofwritten notice thereof. The sole remedy of Grantor for a breach of any of the provisions of tins paragraph 8 shall be an action at law for compensatory damages, it being agreed that in no event shall Grantor be entitled to consequential or punitive damages, or to seek or obtain injunctive relief, specific performance, or any other form of equitable relief, by reason of any breach or threatened breach of any of the credit, name, likeness or other obligation or restriction or approval or consultation right, nor shall Grantor be entitled to enjoin or restrain the exhibition, distribution, marketing, advertising, promotion, or other exploitation of the Picture.

9.     Holdbacks: LGF shall control the release dates of the Picture by means of the Home Video Rights as well as all television exhibition in Canada (in the English and French languages) and in Mexico (in the English and Spanish languages); provided that Grantor's distributor of the Picture in Canada and in Mexico shall each be entitled to release the Picture day and date with LGFs initial commercial release of the Picture in the Territory in like nfedia. When applicable, LGF shall also control the wholesale and suggested retail price of the distribution of the Picture by means of the Home Video Rights in Canada (in the English and French languages) and in Mexico (in the English and Spanish languages); provided that Grantor's distributor of the Picture in Canada and in Mexico shall each be entitled to release the Picture at the same price point as LGF's initial release of the Picture in the Territory. Grantor guarantees that the distributors) of the Picture in Canada and in Mexico shall each confirm in writing its acknowledgement of such holdback and price restrictions.

10.  Grantor's Representations and Warranties: Grantor represents and warrants as of the date hereof and also upon Delivery of the Picture that (a) there are no non-customary credit, name or likeness obligations or restrictions or approval or consultation rights applicable to the Picture (all of which, if any, shall be Delivered to LGF in writing on or before the Delivery Date and LGF shall have the right to rely thereon) and that LGF shall have the right, but not the obligation, to utilize the likeness and name of each of the principal cast members in the artwork and in trailers for the Picture, (b) Grantor owns or controls all Rights granted to LGF under mis Agreement and mat all such Rights are free of all Kens, claims, charges, encumbrances, restrictions, and commitments; (c) there is no agreement concerning the Picture with any person or entity which, ifbreached, would or could in any way impair, interfere with, abrogate or adveniery or ctiierwiseaftect any of tie Rights granted to LGF under this Agreement; (d) LGFs exploitation of the Picture will not be subj ect to any guild (e.g., WGA, DGA, and SAG) hens, or residuals; (e) it is a corporation duty formed and validly existing in good standing under the laws of California (with respect to Midnight Movies Entertainment, Inc.) and Germany (with respect to Lux Digital Pictures GmbH) and has the full right, power, legal capacity and authority to enter into and cany out the terms of this Agreement;

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        (f) neither the Picture, nor any part thereof, nor any materials contained therein or synchronized therewith, nor the title thereof, nor the exercise of any Right, license or privilege granted to LGF hereunder, violates or will violate, or infringes or will infringe, any trademark, trade name, service mark, patent, copyright (whether common law or statutory), or the literary, dramatic, musical, artistic, pereonal, private, dviL "droit moral" or property right or rights of privacy or any other right of any person or entity whatsoever, or unfairly competes with or slanders or libels (or constitutes a trade disparagem ent of) any person or entity whatsoever, (g) it has no agreement with or obligations to any third parry with respect to the Picture which might conflict or interfere with any of the provisions of this Agreement or the use or enjoyment by LGF of any of the Rights granted; (h) the rights granted to LGF herein have not been previously granted, licensed, sold, assigned, transferred, conveyed or exploited by any person or entity and Grantor shall not sell, assign, transfer, convey to or authorize any person or entity any right, title or interest in and to the Picture or any part thereof or in and to the dramatic or literary material upon which the Picture is based, which is adverse to or in derogation of the Rights granted to LGF; (i) there is no litigation, arbitration, claim, demand, or investigation pending or threatened with respect to the Picture, or the literary, dramatic or musical material upon which the Picture is based or which is contained therein, or concerning the physical properties thereof, (j) Grantor has secured, or by the Delivery Date will have secured, and shall for the duration of this Agreement maintain, all clearances (including, without limitation, all music rights and music clearances) which are necessary for LGF to use and enjoy the Rights granted to LGF in and to the Picture throughout the Territory for the duration of the Term and that no supplemental or additional use payments shall be required with respect to the exploitation of the Picture (or any portion or element thereof, mchxbrig, without limitation, the music contained therein) and/or any use or exploitation of any advertising or promotion of the Picture which contains the music as embodied in the Picture (including both "m-contexf' and "out-of-context" uses thereof); and (k) Grantor is in all respects in compliance with the requirements of the Child Protection and Obscenity Enforcement Act of 1988, as amended by the Child Protection Restoration and Penalties Enhancement Act of 1990, and all rules and regulations promulgated thereunder (collectively, the "CPOEA") and mat the Picture is in all respects in compliance with the requirements of the CPOEA, and does not contain any material that would require Grantor to comply with the recordkeeping requirements of the CPOEA.

11.  Indemnities:

a.    Grantor shall indemnify, defend and hold harmless LGF, its parent, subsidiaries, affiliates, assignees, licensees, sublicensees, distributors, sub-distributors and dealers, and the directors, officers, agents, consultants and representatives of the foregoing (the "LGF Indemnitees"), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable attorneys' fees), arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the LGF Indemnitees by reason of the actual or proposed production of the Picture, or the use or disposition of rights granted herein, or in connection with the breach or alleged breach of any of the warranties, representations or obligations made by Grantor, unless resulting from a breach of this Agreement by LGF.

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b.     LGF shall indemnify, defend and hold harmless Grantor, its parent, subsidiaries, affiliates, assignees, and the directors, officers, agents, consultants and representatives of the foregoing (the "Grantor mdemnitees"), from all claims, costs, liabilities, obligations, judgments or damages (including reasonable attorneys' fees but excluding lost profits and consequential damages) arising out of or for the purpose of avoiding any suit, claim, proceeding or demand or the settlement thereof, which may be brought against any of the Grantor mdemrirtees by reason of the distribution, advertising or promotion of the Picture, or in connection with the breach or alleged breach of any of the warranties, representations or obligations made by LGF, except to the extent mat LGF is required to be indemnified by Grantor in accordance with paragraph 11(a) hereinabove.

c.     The parties hereto shall meaningfully consult with each other with respect to the defense, institution or settlement of litigation in connection with the rights granted hereunder and LGFs exploitation thereof during the Term and in the Territory.

12.      Reporting Periods: Following exploitation by LGF of the rights granted herein, customary reporting shall be rendered to Grantor quarterly for two (2) years, then annually. Statements and accountings shall be delivered within ninety (90) days of each reporting period. In the event that no payments are due Grantor hereunder for a period of two (2) consecutive years, then LGF shall have no obligation to render any reporting hereunder until such time as payments are owed to Grantor hereunder.

13.      Audit Rights: Grantor shall have the right to have a certified public accountant of its choice audit LGFs books and records with respect to the Picture(s) once per year (and only once with respect to any particular records and/or statements) at Grantor's sole cost and expense; such audit shall take place in LGFs principal place of business and shall not unreasonably interfere with LGFs course of business. Said audit shall be conducted at LGFs principal place of business during normal business hours. Grantor shall give LGF ten (10) business days prior written notice of its intent to conduct such audit All notices, statements and payments made pursuant to the Agreement shall be deemed valid and shall not be subject to dispute or audit unless disputed within twelve (12) months after first issued.

14.      Assignment LGF may grant, assign or sublicense tins Agreement or any of its rights or obligations herein to any third party. Grantor shall not assign tins Agreement or any of their rights or obligations herein, except that after Delivery of the Picture is accepted by LGF Grantor shall have the right to assign its right to receive payment on a single occasion in bulk. Any purported assignment in violation of tins Agreement shall be null and void.

15.      No Third Parry Beneficiaries: Nothing contained in tins Agreement shall be construed so as to create any third party beneficiary hereunder. In this regard, nothing under tins Agreement shall entitle any third party to any remedies against LGF, at law, in equity, or otherwise, including, without limitation, any additional audit rights or the right to seek or obtain injunctive relief against LGFs distribution of the Picture.

16.      Default If Grantor defaults (or breaches a material representation and warranty), which default remains uncured for fifteen (15) business days following Grantor's receipt of LGFs written notice to Grantor thereof, LGF shall be entitled to terminate this Agreement m the event that Grantor fails to fully Deliver the Delivery Materials set forth in the Delivery Schedule, which failure is not timely, LGF may create such Delivery Materials, the reasonable, actual, out-of-pocket cost of which shall be recoupable by LGF, in LGFs sole discretion, as (i) a Distribution Expense, and/or (n) from any other monies (e.g. Grantor's Participation, bonuses, etc.) which are then due and owing to Grantor. LGFs rights and remedies shall be cumulative, and none ofthem shall be exclusive of any other allowed by law. If LGF defaults, Grantor shall not be entitled to terminate or rescind this Agreement, nor to obtain mjunctive relief with respect to the exercise by LGF of the rights granted hereunder, Grantor's sole remedy shall be an action at law for damages.

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17.      Governing Law; Jurisdiction: This Agreement shall be construed and interpreted pursuant to the Laws of the State of California as it applies to contracts entered into and performed wholly within California or, if appropr~~ia~~te, the federal laws of the United States of America Any dispute regarding the validity, construction, terms or performance of mis Agreement or any other matter in connection therewith shall be submitted to binding arbitration before the JAMS in Los Angeles, California in accordance with the following provisions:

a.    If the parties cannot agree upon a single arbitrator, each party shall select one arbitrator who has experience in the motion picture industry and both arbitrators so selected shall select a third arbitrator.

b.    The third arbitrator shall adjudicate the dispute applying the laws of the state of California as it applies to contracts entered into and wholly performed within California or, if appropriate, the federal laws of the United States of America

c.    The arbitrator shall issue a written opinion specifying the basis for their award and the types of damages awarded.

d.    There shall be a court reporter record made of the arbitration hearing and said record shall be the official transcript of the proceedings.

e.    Witness lists, production of documents and subpoenas in the arbitration shall be m accordance with Section 1280 et seq. of the California Code of Civil Procedure, except that the fifteen (15) day periods set forth in subsections (a)(2)(A) and (B) of Section 1282.2 shall be deemed to be periods of five (5) business days. If the dispute pertains to Delivery, there shall be made available to the arbitrator all relevant materials submitted by LGF or Grantor which purport to constitute completion and delivery of the Picture. The parties shall participate in an exchange of information before the hearing. If any such discovery is not voluntarily exchanged among the parties, the party desiring such discovery may apply to the arbitrator at the outset of the arbitration for particular discovery requests. The arbitrator may deny only such discovery as is unreasonable or is intended to unduly delay the prompt conclusion of the arbitration.

f ..   The decision of the arbitrator (or the maj ority of the arbitrators, if applicable) shall be binding upon the parties, shall constitute a full and final adjudication of the controversy. The parties shall each be responsible for paying fifty percent (50%) of all the arbitrator's and court reporter's fees (mduduig, without limitation, the cost of the arbitration). A judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

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This Agreement (inclusive of Schedule "A", Exhibit "A" and Exhibit "C"), when executed, is legally binding unless and until superseded by a more formal agreement incorporating the terms set forth above as well as additional provisions, which when and if executed, shall replace this Agreement. Capitalized terms used herein and not otherwise defined shall have the same meaning as in LGF's standard long-form agreement, subject to good faith negotiations in accordance with LGF's standard business practices. All items not addressed above shall be negotiated in good faith pursuant to rffevailing industry customs and standards and LGFs standard business practices.

AGREED AND ACCEPTED BY:

LIONS GATE FILMS, INC.	LUX DIGITAL PICTURES GMBH
Missing Graphic Reference	Missing Graphic Reference
Signature	Signature

Peter Block	Ingo Jucht
PRINT NAME	PRINT NAME

President of Acquisitions	Operating Manager
TITLE	TITLE

10/26/06	12.10.2006
DATE	DATE

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Schedule "A"

The Rights

All rights in and to the Picture and the Screenplay (hereof, exclusively, in the Territory under copyright and otherwise, but expressly excluding the Reserved Rights (as that term is defined in the Agreement) in and to the Picture. Without limiting the generality of the foregoing, LGF is hereby granted the sole and exclusive right to produce and distribute the Picture in all languages in all media (other man the Theatrical media and the other Reserved Rights as set forth herein), whether now known or hereafter devised including, but not limited to Home Video Rights (including, without limitation, rental, sell-thru (including, but not limited to, Electronic Sell-Thru, including, but not limited to, Download-to-Own and Download-to-Bum), Video-On-D em and, and other pay-per-transaction methods of distribution), Non-Theatrical (including, without limitation, airlines, ships, hotels, oil rigs, educational institutions, and military bases and embassies), Television (including, without limitation, advertising supported programming, premium programming, network television, ad hoc network television, television syndication, closed circuit, and Pay-Per-View by all methods of delivery, now known or hereafter devised, whether re-uplinked or otherwise, including without limitation, terrestrial, digital terrestrial, Satellite, Cable, MMDS, MDS, DBS, DDT, DIVA, DIVX, SMATV, MATV, ADSL, LPTV, CATV, and other telecommunication systems), by any and all methods of distribution, whether now known or hereafter devised, including, without limitation, fiberoptics and Internet Delivery Mechanisms, without limiting the foregoing, LGF is hereby granted the exclusive right to exploit the Picture in all manner and style including, without limitation, the right to sell, rent, give-away, exhibit, advertise and promote the Picture in all media, whether now known or hereafter devised. Without limiting the generality of the foregoing grant, LGF is hereby granted all elements with respect to the Picture, including the title and characters, and including the exclusive right to edit, delete, modify, disguise, create, develop, adapt, produce, distribute, exhibit, broadcast, and exploit the Picture, subject to those editing restrictions set forth in paragraph 8 of the Agreement Without limiting the generality of the foregoing grant, LGF is hereby granted the right to exploit and/or license, in any and all media, all footage, (rims and outtakesof and from the Picture as may be available, and any portions thereof in any manner and style as LGF shall determine in its sole discretion, including, without limitation, the right to use such footage, trims and outtakes in connection with the creation of other motion pictures and/or other audiovisual works, and to license such footage, trims and outtakes as "stock footage" as that term is commonly understood in the entertainment industry (collectively, the "Clip Rights")- In the event that LGF is required to receive access to the footage, trims and outtakes of the Picture pursuant to the Delivery Schedule (as opposed to physical delivery), then prior to Grantor destroying or electing not to store any footage from the Pictures and any trims and outtakes from the Pictures, Grantor shall notify LGF in writing and LGF may elect to store such footage, trims and outtakes at LGF' s cost If LGF does so elect to store such footage, trims and outtakes, Grantor shall have access to all such material. Grantor shall pay for the laboratory charges and duplication costs which Grantor incurs in this regard.

Capitalized terms utilized herein and not otherwise defined shall have the same meaning as in LGF's Standard Terms and Conditions, which shall be negotiated in good faith in accordance with LGF's standard business practices.

EXHIBIT  "C"
LIONS GATE FILMS  INC.   /  DELIVERY REQUIREMENTS
("NIGHT OF THE LIVING DEAD 3D")

Reference is hereby made to that certain agreement (the "Agreement"), dated as of August 23, 2006, by and between Lux Digital Pictures GmbH (individually and collectively referred to herein as "Grantor") and Lions Gate Films Inc. Capitalized terms utilized herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

QUALITY CONTROL REQUIREMENTS:

Grantor shall be liable for the cost of the initial quality control test performed on each element supplied by Grantor. Grantor shall be liable for the cost of all quality control tests after the initial quality control test of all elements replaced because of failure to conform to Lions Gates technical quality requirements.

All film, sound and video materials shall be in accordance with the custom and standard of the local film industries throughout the Territory.

DELIVERY DATES AND PROVISIONS:

Grantor shall deliver to Lions Gate, at its sole cost and expense, the Initial Delivery Materials set forth herein on or before the Initial Delivery Date set forth in the Agreement. As material identified herein as "Initial" shall be deemed the Initial Delivery Materials. Grantor shall deliver to Lions Gate, at its sole cost and expense, all other materials set forth herein on or before the Complete Delivery Date set forth in the Agreement. When applicable, all materials set forth herein pertain to both the 3D version of the Picture and the 2D version of the Picture. All materials to be delivered on an "if available" basis shall not be considered part of Delivery for purposes of deeming delivery complete if such materials are not available. In the event the original Legal and Publicity Documents are in a language other than English, the documents shall be provided along with the English translation. All Film and Video Materials, unless indicated otherwise, shall be vaulted in a reputable laboratory. Grantor shall use best efforts to ensure that the Digital Intermediate Negative and the Color Interpositive Protection Master are vaulted in separate laboratories. All Film and Video Materials shall be of first class technical quality. The Picture shall be shot and delivered in the English language. The M.P.A.A. Rating and Running Time are   as   set   forth   in   the   Agreement.    If   the   Picture   has   been submitted to any Film Festival, a list of such festivals shall be delivered on or before the Delivery Date. This schedule of Delivery Requirements is on a non-precedential basis.

If the Picture contains any English subtitles, the Delivery Requirements shall be revised to incorporate the necessary Film Materials and Video Materials.

A.       Delivery Locations:

1.	"Vice-President of Post Production Services; Attn: Valoen Power": Lions Gate Entertainment Corp., 2700 Colorado Avenue, Suite 200, Santa Monica, CA 90404.
2.	Vice President, Legal & Business Affairs; Attn: Charlyn Ware": Lions Gate Entertainment Corp., 2700 Colorado Avenue, Suite 200, Santa Monica, CA 90404.

B.         Film Materials:

1.	Digital Intermediate Negative: Irrevocable and unrestricted access during the Term to the original 3 5mm picture Digital Intermediate Negative data files (without scratches or defects) fully edited and assembled complete with credits and main, narrative (if any), end and all descriptive titles, and conforming to the final edited version of the action work print of the Picture and in all respects ready and suitable for the manufacture of a 35mm "Film-Out" Negative. In addition, Grantor shall deliver one (1) clone of the (original) fully color corrected data files used for 35mm film output (for Digital Cinema purposes). (Deliver Laboratory Access Letter to "Vice President, Legal & Business Affairs").

2.	Quad Optical Sound Track Negative: Deleted.

3.	Printmaster (2-Track LT RT and 6-Track 5.1) (Initial): One (1) 2-Track and one (1) 6-Track stereo master of the dubbed soundtrack of the Picture along with the corresponding M.O. disk, CD ROM drives, etc. The Printmaster shall be in perfect synchronization and shall conform in all respects to the final delivered version(s) of the Picture. With respect to format, the Protool Files on DVD shall be delivered. Note: Lions Gate shall provide Grantor with a copy of its technical specifications. (Deliver to "Vice-President of Post Production Services").

4.	Answer Print: Deleted.

5.
Release Print:    Following the conclusion of Grantor's theatrical release of the Picture in the Territory,  one  (1)  first class  (pristine or new)  composite 35mm positive print of the Picture fully timed or color corrected, manufactured from the Color Internegative/Dupe Negative and Optical Sound Track Negative,  fully titled, with the sound track printed thereon in perfect synchronization with photographic action and conformed to the final edited version of the action work print of the Picture and in all respects ready and suitable for distribution and exhibition.   (Deliver to "Vice-President of Post Production Services").

6.
Color Interpositive Protection Master  (3D version): Irrevocable and unrestricted access during the Term to one  (1) 35mm color corrected and complete interpositive master of the Picture,  conformed in all respects to the Answer Print for protection purposes without scratches or defects.    If the Picture is in black and white,  one  (1)  graded or timed protection master of the Picture,  conformed in all respects to the Answer Print unless otherwise requested by the "Executive Vice-President of Physical Operations".  The Color Interpositive Protection Master shall be manufactured from the pristine  (new)  Digital Intermediate Negative  (item #1 above).    The Laboratory Access Letter for this element shall state that Lions Gate shall give the laboratory and Grantor written notice of its intent to remove this element from the laboratory and five  (5)  days after the date of said notice,  without the need for any further documentation, Lions Gate have the right to remove the Color Interpositive Protection Master from the laboratory for a loan period of thirty (30)  days in each instance.   (Deliver Laboratory Access Letter to" Vice President,  Legal & Business Affairs").

7	Color Internegative/Dupe Negative: Deleted.

8	Check Print: Deleted.

9	Titles/Textless Backgrounds: If available, irrevocable and unrestricted access during the Term to one (1) original 35mm textless (i.e. without any superimposed lettering) main and end title background optical negative and one (1) 35mm textless (i.e. without any superimposed lettering) main and end title background interpositive protection master (which includes all in-show scenes, narrative and all descriptive titles with textless backgrounds) conformed in all respects to the background of the Digital Intermediate Negative. The Laboratory Access Letter for this element shall state that Lions Gate shall give the laboratory and Grantor written notice of its intent to remove this element from the laboratory and five (5) days after the date of said notice, without the need for any further documentation, Lions Gate have the right to remove the Textless Color Interpositive Protection Master from the laboratory for a loan period of thirty (30) days in each instance. Note: The Titles/Textless Backgrounds may be provided in another format (e.g. digital files, high definition). (Deliver Laboratory Access Letter to "Vice President, Legal & Business Affairs").

10	sound Tracks (stems) (initial): The separate stereo discrete dialogue tracks, stereo discrete sound effects tracks and stereo discrete music effects from which the original composite sound track master was made. To the extent created by Grantor (or by any other distributor of the Picture and made available to Grantor), a separate dialogue track for each language into which the Picture has been dubbed shall be provided. With respect to format, the Protool Files on DVD shall be delivered. Note: If the original language of the Picture (or any part thereof) is other than English, an English dub is also required. (Deliver to "Vice-President of Post Production Services").

11.	Music Tracks (Source) (Initial): One (1) copy of the original licensed music (with each song in its entirety and assembled in the order that they appear in the Picture). The Music Tracks shall be delivered to Lions Gate on a Compact Disc (CD). An inventory of the tracks shall also be provided. (Deliver to "Vice-President of Post Production Services").

12.	Music Tracks (Score) (Initial): One (1) copy of theoriginal score (with each song in its entirety and assembled in the order that they appear in the Picture). The Music Tracks shall be delivered to Lions Gate on a Compact Disc (CD). An inventory of the tracks shall also be provided. (Deliver to "Vice-President of Post Production Services").

13	Spanish Dialogue Track: If currently available or subsequently created by Grantor (or by any other distributor of the Picture), irrevocable access during the Term to one (1) Spanish dialogue track in perfect synchronization with the music and effects track of the feature. The Spanish Dialogue Track may be delivered in its available format.

14.	French Dialogue Track: If currently available or subsequently created by Grantor (or by any other distributor of the Picture), irrevocable access during the Term to one (1) French dialogue track in perfect synchronization with the music and effects track of the feature. The French Dialogue Track may be delivered in its available format.

15 .	M&E Track/6+2 (5.1 and 2.0) (Initial): The combined mixed music tracks and the 100% fully filled effects track where the effects track contains all effects including any effects recorded on the dialogue track. This M&E Track shall also include a separate dialogue guide track. There shall be no English dialogue in the M&E tracks. If any dialogue is treated or used as a sound effect, an additional sweetner channel is to be used containing said dialogue. If the Picture is to be released with digital sound, an additional multi-channel 100% fully filled M&E Track, minus any English dialogue or narration, shall bedelivered in order to recreate the appropriate digital format. The stereo audio configuration shall be left/center/right/left surround/right surround/subwoofer. With respect to format, the Protool Files on DVD shall be delivered. Note: Lions Gate shall provide Grantor with a copy of its technical specifications. (Deliver to "Vice-President of Post Production Services").

16	D,M&E Track (Initial): The discrete stereo dialogue, discrete stereo music and discrete stereo effects. With respect to format, the Protool Files on DVD shall be delivered. Note: Lions Gate shall provide Grantor with a copy of its technical specifications. (Deliver to "Vice-President of Post Production Services").

17(a)	Trims and Outs: To the extent in existence, irrevocable and unrestricted access during the Term to all unused takes and trims, and all other film, video and soundtrack materials produced for or used in the process of preparing the Picture (e.g. all original camera negative and/or digital camera media with the corresponding original production sound, and all first generation video dailies made directly from the production camera source and the production mixers recorded sound). (Deliver Laboratory Access Letter to "Vice President, Legal & Business Affairs").

17(b)	Editorial Paperwork/Files: To the extent in existence, irrevocable and unrestricted access during the Term the code books/flex files, the final line script from the production, the negative cutters inventory (if applicable), the final non-linear editing project files and/or EDL's, the camera reports, the sound reports, the re-recording sound reports (including all ADR and TV lines) and all other paperwork used in connection with the post production of the Picture. (Deliver Laboratory Access Letter to "Vice President, Legal & Business Affairs").

18.	Closed Captioned Version: To the extent created, all closed captioned elements. In addition, Grantor shall provide Lions Gate with the name of the vendor (including the phone number and contact name) used for the creation of the Closed Captioned Materials, if any, in connection with the television exhibition of the Picture. (Deliver to "Vice-President of Post Production Services") .

19.	Television "Cover Shots": If required in order to enable the Picture to be exhibited on network television, to the extent they exist, irrevocable and unrestricted access during the Term to the necessary television elements, as applicable, including "cover shots" (for content) and dialogue coverage (for language) shall be provided. TV coverage shall be compiled by an editor in chronological order in accordance with the sequence of events in
which scenes occurred in the feature.    Coverage will be compiled on one or two reels of 35mm negative  (accompanied with the matching video and flex file)  on one or two additional reels on a newly created video tape with window burn-ins to be used for video editing.    The negative reel will be cut together by the feature negative cutters in accordance with the editors work print reel or reels and/or video tape.    Also,  the matching production track shall be supplied on one or two reels and/or DAT,  along with access to the original production sound.    Enough TV coverage shall be supplied to create a TV version with a running time of no less than 92 minutes.    A clearly noted, marked up final line script of all TV coverage will be supplied along with the TV coverage elements,  as well as all other applicable paperwork and/or files noted in item 17(b)  above. NOTE:    The Television "Cover Shots" may be provided in the high definition format.   (Deliver Laboratory Access Letter to "Vice President, Legal & Business Affairs").

  C.     Video Materials:

1.	Digital High Definition Video Master (D5) (Initial): One (1) D5 video master in the 24P format as follows: (i) one (1) video master in the 16X9 (1.78:1 full frame) format. The video master shall contain proper head slates (which include, without limitation, the title, running time, aspect ratio, audio configuration, name of the record vendor, the date of creation, etc.). Channels 1 & 2 shall contain stereo audio. Channels 3 & 4 shall contain 100% fully filled stereo M&E. Channels 5 & 6 shall contain Dolby E. All textless backgrounds shall be attached to the tail of the video master. The textless backgrounds shall be in the proper aspect ratio and shall be color timed. (Deliver to"Vice-President of Post Production Services").

2.	Digital Standard Definition Video Masters: To the extent that the Digital Standard Definition Video Masters can be created, three (3) Digital Beta video masters individually manufactured (conversions not acceptable unless it is a down conversion from the Digital High Definition Video Master (D5)) in the NTSC format as follows: one (1) video master (panned and scanned in the 4X3 (1.33:1 aspect ratio) if the Picture is in 1.85 ratio or in anamorphic), one (1) video master in the 16X9 (1.78 full frame) format and one (1) video master in the 4X3 (1.85 letterbox) format. Each video master shall contain proper head slates (which include, without limitation, the title, running time, aspect ratio, audio configuration, name of the record vendor, the date of creation, etc.). Channels 1 & 2 shall contain stereo audio. Channels 3 & 4 shall contain 100% fully filled stereo M&E. All textless backgrounds shall be attached to the tail of each video master. The textless backgrounds shall be in the proper aspect ratio and shall be color timed. The inclusion of textless backgrounds shall be noted in the head slate of each video master. NOTE: Grantor shall manufacture the Digital Standard Definition Video Masters at Foto-Kem Film & Video and shall consult with Lions Gate with respect thereto. (Deliver to "Vice-President of Post Production Services").

(a)	The transfer process from film to videotape shall not cause any coloration when a pure white, gray or black scene is reproduced.
(b)
For full frame or panned and scanned versions,  all transfers done from widescreen or anamorphic film elements to tape must be panned and scanned so as to make them acceptable for television framing.    In the case of 1.85:1 or 1.66:1 elements, framelines in the picture  (letter boxing)  are not acceptable except in the case of titles.    If necessary,  for title safety, the main and/or end title sequences may be transferred with a slight or minimal letterbox format so long as the framelines are wiped with a complimentary color to the picture behind the credits.   (White or colored titles in a black field need not be wiped).    Additionally, no manipulation of the video master(s), except with respect to standard color correction, will be acceptable  (i.e.  speed ups,  slow downs,  squeezes,  etc.)  without the prior written approval of Lions Gate.

3.
Digital High Definition Television Video Masters  (D5):    To the extent created,  two  (2)  D5 video masters in the 24P format individually manufactured from the original film element as follows:   (i)  one  (1)  video master in the 4X3   (1.33:1 full frame) format and one  (1) video master in the 16X9  (1.78:1 full frame) format.  Each video master shall contain proper head slates  (which include, without limitation,  the title,  running time,  aspect ratio,  audio configuration,  name of the record vendor,  the date of creation,  etc.).  Channels 1 & 2 shall contain stereo audio. Channels 3 & 4 shall contain 100% fully filled stereo M&E.    The Digital High-Definition Television Masters shall be free of excessive and/or graphic violence,  grotesque scenes, profanity, obscene language,  nudity,  sexual activity,  etc.  that are not reasonably expected to be seen on free broadcast television and/or on ships and airplanes.  In the event that the music in the television version of the Picture varies from the music in the original delivered version of the Picture,  a Music Cue Sheet and the Music Licenses shall be delivered. NOTE:  In the event that the Digital High Definition Television Video Masters are not available,  Lions Gate shall,  at its sole election, manufacture the Digital High Definition Television Masters in accordance with television broadcast standards throughout the Territory and the total cost shall be considered a Distribution Expense in accordance with the terms of the Agreement.   (Deliver to "Vice-President of Post Production Services").

(a)	The transfer process from film to videotape shall not cause any coloration when a pure white, gray or black scene is reproduced.
(b)	All transfers done from widescreen or anamorphic film elements to tape must be panned and scanned so as to make them acceptable for television framing. In the case of 1.85:1 or 1.66:1 elements, framelines in the picture (letter boxing) are not acceptable except in the case of titles. If necessary, for title safety, the main and/or end title sequences may be transferred in the letterbox format so long as the framelines are wiped with a complimentary color to the picture behind the credits. (White or colored titles in a black field need not be wiped). Additionally, no manipulation of the video master(s), except with respect to standard color correction, will be acceptable (i.e. speed ups, slow downs, squeezes, etc.) without the prior written approval of Lions Gate.

4.	Digital Trailer Video Master (Initial): One (1) High Definition Video Master and/or one (1) Digital Beta video master individually manufactured (conversions not acceptable unless it is a down conversion from the original targa files) Digital High Definition Video Master (D5)) Trailer Video Master in the NTSC format (panned and scanned if the Picture is in 1.85 ratio or in scope). Channels 1 & 2 shall contain stereo audio. Channels 3 & 4 shall contains 100% fully filled stereo M&E. If available, the textless backgrounds shall be attached to the tail of the trailer video master. All music embodied therein shall be fully cleared for Lions Gates exploitation thereof in all media granted Lions Gate under the Agreement throughout the Territory during the Term without any additional clearance costs (or other supplemental payments) required to be paid in connection therewith. (Deliver to "Vice-President of Post Production Services").

5.	Digital High Definition Unrated Video Masters: To the extent applicable, two (2) D5 video masters in the 24P format as follows: (i) one (1) video master in the 4X3 (1.33:1 full frame) format and one (1) video master in the 16X9 (1.78:1 full frame) format. Each video master shall contain proper head slates (which include, without limitation, the title, running time, aspect ratio, audio configuration, name of the record vendor, the date of creation, etc.). Channels 1 & 2 shall contain stereo audio. Channels 3 & 4 shall contain 100% fully filled stereo M&E. The Digital Unrated High Definition Master shall contain such outtakes, scenes and footage that would result in a rating of "NC-17" if the Picture were rated by the M.P.A.A. Channels 1 & 2 shall contain stereo audio. Channels 3 & 4 shall contains 100% fully filled stereo M&E. All textless backgrounds shall be attached to the tail of the unrated master. In the event that the music, footage, etc. in the unrated version of the Picture varies from the music, footage, etc. in the original delivered version of the Picture, a Music Cue Sheet, the Music Licenses and all other respective documentation shall be delivered. In the event that the audio in the unrated version varies from the audio in the rated version, all respective audio materials shall be delivered. (Deliver to "Vice-President of Post Production Services").

(a)	The transfer process from film to videotape shall not cause any coloration when a pure white, gray or black scene is reproduced.
(b)
All transfers done from widescreen or anamorphic film elements to tape must be panned and scanned so as to make them acceptable for television framing.    In the case of 1.85:1 or 1.66:1 elements,   framelines in the picture  (letter boxing)  are not acceptable except in the case of titles.    If necessary,   for title safety, the main and/or end title sequences may be transferred in the letterbox format so long as the framelines are wiped with a complimentary color to the picture behind the credits.   (White or colored titles in a black field need not be wiped).    Additionally,  no manipulation of the video master(s),  except with respect to standard color correction,  will be acceptable  (i.e.  speed ups, slow downs,   squeezes,  etc.) without the prior written approval of Lions Gate.

D.      Publicity / Promotional Materials:

1.	Color Photography (Initial): All available (approved) production color digital photographs depicting scenes in the Picture with members of the cast (including principals) appearing therein. The photography shall be delivered digitally in the highest resolution format possible (a minimum of 300dpi) and saved as a Tiff File. The Contact Sheets and a photo identification caption list shall be provided. The distinction between "kill shots" and "approved shots" shall be clearly made (either directly on the contact sheets or on a separate list). Note: Any and all approvals or other authorizations that are required in connection with the use of the delivered photography shall be secured and delivered. NOTE: A minimum of forty (40) different (approved) images shall be delivered (Lions Gate acknowledges that there are approximately thirty (30) 2-D images and approximately ten (10) 3-D images). (Deliver to "Vice President, Legal & Business Affairs").

2.
Advertising Materials  (Initial):    One  (1)  copy of all available,   if any,  advertisements,  paper accessories and other advertising materials prepared by Grantor,  the Producer or by any other party affiliated with the Picture,  including, without limitation,    press clippings,  cast and crew interviews, commentaries,  one-sheet posters,  flyers,  behind-the-scene footage,  key art elements and transparencies,  television spots, etc. Note:    If the key art is delivered on a disc,  it shall be a layered Photoshop file in the highest resolution format possible. All materials  (including any music)  shall be fully cleared for Lions Gates exploitation thereof in all media granted Lions Gate under the Agreement throughout the Territory during the Term without any additional clearance costs  (or other supplemental payments)  required to be paid in connection therewith.  In the event that any material is not fully cleared as set forth above, a written statement outlining in detail the material that has not been cleared shall be provided.   (Deliver to "Vice President, Legal & Business Affairs").

3
Electronic Press Kit  (Initial):    To the extent created,  one (1)  Electronic Press Kit  ("EPK")  created using 35mm film or broadcast quality video tape suitable in all respects for exploitation.    The EPK shall contain interviews with the principal cast,  interviews with the principal crew  (e.g.  director and producer),  behind-the-scenes footage,   "bloopers",  outtakes, "making of" footage,  production footage,  etc.    The EPK shall have four track discrete audio with the voice-over and/or narration on one track,  the dialogue on a separate track,   the music on a separate track and the effects on a separate track.    All footage (including the music embodied therein,  behind-the-scene footage, etc.)  shall be fully cleared for Lions Gates exploitation thereof in all media granted Lions Gate under the Agreement throughout the Territory during the Term (and all releases with respect thereto shall be delivered) without any additional clearance costs  (or other supplemental payments)  required to be paid in connection therewith.  In the event that any material is not fully cleared as set forth above,  a written statement outlining in detail the material that has not been cleared shall be provided. NOTE:    In the event that the EKP has not been assembled,  Grantor may deliver to Lions Gate the footage/elements that can be used by Lions Gate to manufacture an EPK,  which manufacturing costs shall be considered a Distribution Expense in accordance with the terms of the Agreement.   (Deliver to "Vice President,  Legal & Business Affairs").

4.
Screening Cassette  (Initial):    To the extent available,  one (1) VHS screening cassette  (in the NTSC format)  of the Picture. Note:  If a DVD copy is available,  a DVD copy shall be delivered. (Deliver to "Vice President,  Legal & Business Affairs").

5.	Ancillary Materials (DVD "Bonus" Materials): To the extent available, one (1) Digital Beta video master in the NTSC format containing all material created by Grantor (or by any other party affiliated with the Picture) for the inclusion in the DVD master. Channels 1 & 2 shall contain stereo audio. Channels 3 & 4 shall contain 100% fully filled stereo M&E. Textless background shall be attached to the tail of the video master. All material (including any music embodied therein, behind-the-scene footage, etc. ) shall be fully cleared for the exploitation thereof in all media granted Lions Gate under the Agreement throughout the Territory during the Term (and all releases with respect thereto shall be delivered). In the event that any material is not fully cleared as set forth above, a written statement outlining in detail the material that has not been cleared shall be provided. With respect to the audio portion of the Ancillary Materials, the Protool Files on DVD shall be delivered (Deliver to "Vice President, Legal & Business Affairs").

E.    Legal and Publicity Documents:

1.	Laboratory Access Letter: Three (3) original copies of the Laboratory Access Letter granting Lions Gate irrevocable access during the Term to all Film and Video Materials, as applicable. The Laboratory Access Letter shall be signed by Grantor and the laboratory. Lions Gate shall provide Grantor with a copy of its standard Laboratory Access Letter. (Deliver to "Vice President, Legal & Business Affairs").

2.	Press Book (Initial): One (1) Press Book, including (approved) biographies (one to three typewritten pages in length) of the principal cast and crew members, a complete cast and crew list, the running time, production notes (item #3 below), synopsis (item #6 below), etc. (Deliver to "Vice President, Legal & Business Affairs").

3.	Production Notes (Initial): One (1) copy of the (approved) production notes of the Picture prepared by the Unit Publicist, including items relating to: underlying work (original screenplay, book, etc.), places where the Picture was photographed, anecdotes about the production of background of the Picture. The Production Notes shall be approved by all respective parties and/or individuals. (Deliver to "Vice President, Legal & Business Affairs").

4.
Feature Dialogue Continuity and Spotting List:    One  (1)  copy in the English language of a detailed,   final dialogue and action continuity,  in an acceptable format,  of the completed Picture and one  (1)  copy in the English language of a detailed,   final spotting list,  in an acceptable format,  of the Picture.
Note: If the original language of the Picture  (or any part thereof)  is other than English,   the English subtitles shall be included. (Deliver to "Vice President,  Legal & Business Affairs").

5.	Trailer Dialogue Continuity and Spotting List (Initial): If available, one (1) copy in the English language of a detailed, final dialogue and action continuity, in an acceptable format, of the completed trailer and one (1) copy in the English language of a detailed, final spotting list, in an acceptable format, of the trailer. (Deliver to "Vice President, Legal & Business Affairs").

6	Synopsis (Initial): One (1) synopsis of the Picture. (Deliver to "Vice President, Legal & Business Affairs").

7.	Screen Credit Obligations (Initial): One (1) copy of the main titles and the end titles as they exactly appear on screen. In addition to a hard copy, the screen credits shall be delivered to Lions Gate electronically. If the Picture is under the jurisdiction of any guild/union, Grantor shall deliver the documentation evidencing the credits (main and end titles) have been approved by the respective guild/union. All respective waivers, if any, shall be provided. (Deliver to "Vice President, Legal & Business Affairs").

8.
Advertising Credit Provisions   (Initial):    Two  (2)   copies of the Advertising Credit Obligations  (including all obligations, restrictions,  approval and/or consultation rights pertaining to paid advertising,  excluded ads,  audio ads,  trailers,  TV spots, artwork,  billing block,  commercial tie-ins, merchandising, bloopers,  trims and outtakes,   "making of" films,  behind-the-scene footage,  etc.)  for all individuals and entities affiliated with the Picture.    If there are no advertising credit provisions,  a written statement on which Lions Gate can rely on indicating such shall be provided.  If the Picture is under the jurisdiction of any domestic and/or foreign guild/union,  Grantor shall deliver the documentation evidencing the credits have been approved by the respective guild/union  (including,  without limitation,  a copy of the Notice Of Tentative Writing Credit form as required by the WGA,  the final determination of the writing credits as determined by the WGA and,   if applicable,  proof of payment of the Script Publication Fee). All respective waivers,  if any,   shall be provided.     If the Picture is not under the jurisdiction of any union/guild,  a written statement indicating such shall be provided.   (Deliver to "Vice President,  Legal & Business Affairs") .

9.	Billing Block (Initial): Two (2) copies of the approved and final billing block. The billing block shall include all required logos and the Copyright Notice for the motion picture. The camera-ready artwork for all logos required to be included shall be delivered on a disc and electronically. Each logo shall be delivered as an EPS file and as a jpeg and/or pdf file. In addition to a hard copy, the billing block shall be delivered to Lions Gate electronically. (Deliver to "Vice President, Legal & Business Affairs").

10.
Name and Likeness Provisions  (Initial):    Two  (2)  copies of all name and likeness restrictions and/or obligations pertaining to all individuals and entities affiliated with the Picture (including any still,   likeness and/or artistic rendering approval rights).  If there are no name and likeness restrictions and/or obligations,  a written statement on which Lions Gate can rely on indicating such shall be provided.     (Deliver to "Vice President, Legal & Business Affairs")

11.
Talent Agreements  (executed):    Copies of the agreements for the principal cast  (inclusive of any cameo appearances)  and the principal crew  (e.g.  director,  director of photography,  costume designer, production designer,  editor,  screenwriters  (inclusive of all agreements for all rewrites),  author of any underlying work,   (or other owner of the underlying material,  if applicable), producer(s),  unit production manager,  1st assistant director,  2nd assistant director, music producers  (if applicable),  etc.) including their respective Agent's name,  address,   fax and phone number. All Nudity Riders,  if any,  shall be provided.  The Work Permits and Guardian Release Forms shall accompany all agreements for all minors.    If applicable,  and to the extent required by applicable law,  all Talent Agreements for all minors shall be confirmed by the court.  In the event that court confirmation is not applicable,  a letter from an attorney in the jurisdiction in which principal production took place stating that the agreements are valid,  binding and enforceable under the laws of said jurisdiction shall be provided.   (Deliver to "Vice President, Legal & Business Affairs").

12.
Music Cue Sheet  (Initial):    Two  (2)  copies of the Music Cue Sheet of the Picture.    The music cue sheet shall include the title of each composition  (inclusive of any "samples"),  the composers, publishers,  copyright owners,   form of usage  (e.g. background,  instrumental,  etc.),  performing rights society  (e.g. BMI, ASCAP,  etc.),  as well as film footage and running time. (Deliver to "Vice President,  Legal & Business Affairs").

13.	Music Cue Sheet (Trailer) (Initial): If a Trailer is delivered, one (1) copy of the Music Cue Sheet of the Trailer. The music cue sheet shall include the title of each composition (inclusive of any "samples"), the composers, publishers, copyright owners, form of usage (e.g. background, instrumental, etc.), performing rights society (e.g. BMI, ASACAP, etc.), as well as film footage and running time. (Deliver to "Vice President, Legal & Business Affairs").
14.	Certificate of Origin: Deleted.
15.	Assignment of Rights (notarized): Three (3) original notarized assignments of the rights granted Lions Gate in and to the Picture under the Agreement. Lions Gate will prepare the document for Grantor's review, approval and execution. (Deliver to "Vice President, Legal & Business Affairs").

16.	Copyright Registration Certificates: One (1) U.S. Copyright Registration Certificate / Form PA (stamped by the Library of Congress) for the screenplay and one (1) U.S. Copyright Registration Certificate / Form PA (stamped by the Library of Congress) for the motion picture. If the certificates (Form PA) have not yet been returned from the Library of Congress, Grantor shall deliver a copy of each certificate (Form PA) along with a copy of the cover letter and check that accompanied each certificate (Form PA) to the Copyright Office.Grantor agrees to deliver one (1) copy of the Copyright Registration Certificates to Lions Gate when received from the Library of Congress. (Deliver to "Vice President, Legal & Business Affairs").

17.	Producer's Errors and Omissions Insurance Policy (Initial): One (1) copy of the Insurance Application (executed), one (1) copy of the Insurance Policy, and an original Certificate of Errors & Omissions Insurance (and the Endorsement) naming each (i) Lions Gate Entertainment Corp., each partner therein and division thereof, and its respective parents, subsidiary and related entities, distributors, licensees and assigns, and the respective officers, directors, shareholders, employees and agents of the foregoing, and (ii) JP Morgan Chase Bank as an additional insured. The minimum coverage shall be One Million Dollars ($1,000,000.00) for a single occurrence and Three Million Dollars ($3,000,000.00) for aggregate claims with a deductible of no more than Ten Thousand Dollars ($10,000.00) for a minimum term of three (3) years from the Initial Delivery Date. The policy shall cover all aspects of the Picture and any and all materials relating thereto (including all underlying material with respect thereto, the release of a soundtrack album, if applicable, and all behind-the-scene footage, "making of" documentaries, bloopers, and all trims and outtakes, as well as the title thereof, the music therein, and the distribution/release of the motion picture on video cassettes, tapes, discs and future technology) and the endorsements to this effect shall be delivered. Documentation evidencing that the premium has been paid in full for the entire three (3) year term and a guarantee of at least thirty (30) days written notice of cancellation or other material change to the policy shall be provided. The policy shall include a provision that the policy shall be primary and not contributory to any other insurance provided for the benefit of or by any additional insured. The insurance carrier shall agree to name any other person and/or entity as an additional insured, at no additional cost, and provide a Certificate of Insurance with respect thereto, as requested by Lions Gate throughout the policy term. (Deliver to "Vice President, Legal & Business Affairs").

18.
Music Licenses  (executed):    Copies of the Music Licenses (synchronization,  master and mechanical)   for all music  (inclusive of "samples")  used in the Picture and proof of payment of the licensing fees.    All licenses shall provide for all media  (on a full buy-out basis)  necessary to effect the terms of the Agreement  (including,  but not limited to,   Internet and future media as devised throughout the Term)  throughout the Territory during the Term without any future payment obligations  (e.g. "step" payments,  video bonuses,  box office bonuses,  etc.). All licenses and agreements shall include language that prevents injunctive relief and shall preclude the licensor from terminating the license.   (Deliver to "Vice President,  Legal & Business Affairs").

19.	Music Licenses (Trailer) (Initial): Copies of the Music Licenses (master, synchronization and mechanical) for all music (inclusive of "samples") used in the Trailer and proof of payment of the licensing fees. All licenses shall provide for all media necessary to effect the terms of the Agreement (including, but not limited to, Internet and future media as devised throughout the Term) throughout the Territory during the Term. All licenses and agreements shall include language that prevents injunctive relief and shall preclude the licensor from terminating the license. (Deliver to "Vice President, Legal & Business Affairs").

20.
Composer Agreement  (executed)   (Initial):    One  (1)  copy of the Composer Agreement  (inclusive of a Certificate of Authorship) and all other agreements for all other music personnel (including,  without limitation,  the Music Supervisor).   (Deliver to "Vice President,  Legal & Business Affairs").

21.	Music Lyrics: If available, one (1) copy of all song lyrics used in the Picture. (Deliver to "Vice President, Legal & Business Affairs").

22.
Chain of Title  (Initial):    Complete chain of title materials (including,  without limitation,  a Certificate of Authorship executed by each Writer)  suitable for filing with the United States Library of Congress and reasonably suitable to Lions Gates primary lender and insurance carrier indicating that Grantor has full right,  title and interest in and to the Picture and all underlying property  (along with proof of payment of all fees due in connection with the purchase of the screenplay and all underlying materials,  if any,  upon which the screenplay is based).   (Deliver to "Vice President,  Legal & Business Affairs").

23.
UCC Search:    One  (1)  current UCC Search of Grantor, Production Company and all other respective entities  (from a reputable service)   from the following states:   (i)  California; (ii)  the state of Grantor's principal place of business;  and,

(iii)	the state of producer's principal place of business. Each search report must show that the Picture is free and clear of any and all liens. Each report must include copies of the referenced filings, if any, and shall identify the collateral. (Deliver to "Vice President, Legal & Business Affairs").

24.	M.P.A.A. Rating Certificate: One (1) M.P.A.A. Certificate of Approval and Rating. (Deliver to "Vice President, Legal & Business Affairs").

25.
Title Report:    One  (1)  current  (within sixty  (60)  days of the Delivery Date)  Title Report showing that the title of the Picture is available for use without infringing any other person or entity's rights.    If the title of the Picture has insurance coverage under the Errors and Omissions Insurance Policy,  a copy of the Title Report submitted to the insurance carrier will suffice.     (Deliver to "Vice President,  Legal & Business Affairs").

26.
Copyright Report  (Initial):    One  (1)  current  (within sixty (60)  days of the Delivery Date)  Copyright Report  (from a reputable service;  i.e.  Thomson & Thomson)  showing that Grantor has good clear title to the Picture and all underlying rights. The Copyright Report must include the specifics of the referenced filings,  if any.   (Deliver to "Vice President,  Legal & Business Affairs").

27	Copyright Mortgage and Assignment (notarized): Three (3) original agreements, fully executed by Grantor, granting Lions Gate a first position security interest in and to the rights granted Lions Gate in and to the Picture under the Agreement. Lions Gate will prepare the document for Grantor's review, approval and execution. (Deliver to "Vice President, Legal & Business Affairs").

28.	UCC Financing Statement: One (1) California UCC-1 Financing Statement granting Lions Gate a first position security interest in and to the rights granted Lions Gate in and to the Picture under the Agreement. Lions Gate will prepare the document for Grantor's review and approval. (Deliver to "Vice President, Legal & Business Affairs").

29.	Stock Footage Licenses / Clip Licenses / Legal Clearances/Releases: If the Picture contains any stock footage,film clips, TV clips, news clips, media clips, radio clips, print media, paintings, posters, artwork, copyrighted and/or trademarked materials, any materials which includes a trademark (registered or pending), photographs, portraits, books, publications, any third party likeness, etc., copies of all licenses (and proof of payment of the licensing fee) shall be provided. All licenses shall provide for all media granted Lions Gate under the Agreement throughout the Territory during the Term (including the use of any music embodied therein). In the event that the Picture contains any stock footage, a Stock Footage Cue Sheet shall be provided. Note: In the event that there is any music in any clip (whether score and/or source), the Music Cue Sheet delivered for the motion picture shall include such music. (Deliver to "Vice President, Legal & Business Affairs").

30.	Shooting Script: One (1) copy of the final shooting script. (Deliver to "Vice President, Legal & Business Affairs").

31	Fact Sheet: One (1) complete Fact Sheet. Lions Gate shall provide Grantor with a copy of its standard Fact Sheet. (Deliver to "Vice President, Legal & Business Affairs").

32.
Dolby License Agreement:    If applicable,  one  (1)  copy of the fully executed license agreement in full force and effect for unlimited distribution of the Picture throughout the Territory during the Term and proof of payment of the fee.   (Deliver to "Vice President,  Legal & Business Affairs").

33	Digital Theater Systems License Agreement (DTS): Deleted.

34	IRS Tax Forms: If Grantor is incorporated outside the State of California, the original executed IRS Forms (as applicable) shall be provided. (Deliver to "Vice President, Legal & Business Affairs").

35.
Dubbing/Subtitling Restrictions:    One  (1)  statement of all dubbing and subtitling restrictions relating to the replacement of any voice,  including the dubbing of dialogue in a language other than the language in which the Picture was originally recorded.  If there are no Dubbing/Subtitling Restrictions,  a written statement on which Lions Gate can rely on indicating such shall be provided.     (Deliver to "Vice President,  Legal & Business Affairs") .

36.	Cutting/Editing Restrictions: One (1) statement of all third party cutting/editing restrictions (whether by contract or by union affiliation). If there are no Cutting/Editing Restrictions, a written statement on which Lions Gate can rely on indicating such shall be provided. (Deliver to "Vice President, Legal & Business Affairs").

37.	Cast and Crew List (Initial): One (1) complete list of all cast and all crew members. The list shall include the names of all cast and crew members, their contact information (agent name, address, fax and phone number), their affiliation to the Picture and union affiliation, if any. (Deliver to "Vice President, Legal & Business Affairs").

F. Complete 35MM Trailer Materials  (Initial):    Irrevocable access during the Term to all available,  if any,  Trailer Materials.   ("Deliver Laboratory Access Letter Legal & Business Affairs").

1.	Trailer Picture Negative: If available, one (1) 35mm negative (without scratches or defects), fully cut, edited and assembled, of the completed trailer.

2.	Trailer Optical Sound Track Negative: If available, one (1) fully mixed and recorded original 35mm optical sound track negative of the Completed Trailer prepared for printing in perfect synchronization with the Trailer Picture negative

3.	Trailer Magnetic Sound Track: If available, one (1) 35mm original magnetic three-track, consisting of separate dialogue, music and 100% filled sound effects, fully recorded and equalized in perfect synchronization with the Trailer Picture Negative

4.	Trailer Answer Print: If available, one (1) first class sample composite 35mm positive print of the Completed Trailer, fully timed and color corrected, manufacture from the Trailer Picture Negative and Trailer Sound Track Negative, with the sound track printed thereon in perfect synchronization with photographic action and with Lions Gate identification symbols as Lions Gate shall determine, in all respects ready and suitable for distribution and exhibition

5.	Trailer Overlay Text: If available, one (1) 35mm negative oft he text used for superimposing the lettering of the CompletedTrailer fully cut to match the trailer picture negative.

6.
Trailer Sound Track: If available,  the separate dialogue tracks,  sound effect tracks,  narration tracks and music tracks, each in 35mm magnetic tracks from which the original Trailer Magnetic Sound Track was made.

7.	Trailer Textless Background: If available, one (1) 35mm textless (i.e. without any superimposed lettering) background negative of the Completed Trailer conformed in all respects to the background of the Trailer Negative.

AGREED TO AND ACCEPTED BY:

Signature	Lux Digital Pictures GmbH ("Grantor")
Lions Gate Films Inc.

Bob Wenokur EVP Post Production

Print Name / Title	Print Name'/ Title
Date	Date